Exhibit 99.1

                                                         FOR IMMEDIATE RELEASE


             Sonic Automotive Announces Proposed Private Placement

CHARLOTTE, NC (September 13, 2000) - Sonic Automotive, Inc. (NYSE: SAH) announced today that it intends to offer approximately $125 million of its Senior Subordinated Notes due 2008. The offering will be made by means of an offering memorandum to qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act of 1933, as amended, and is expected to close in late September. Sonic Automotive will use the net proceeds from the offering to repay a portion of the indebtedness outstanding under its existing revolving credit facility, which amounts may be reborrowed. The securities to be offered in the private placement will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold absent registration under the Securities Act and applicable state securities laws or applicable exemptions from registration requirements.


Contact: Theodore M. Wright, Chief Financial Officer of Sonic Automotive, Inc.,
         (704) 532-3347.
         J. Todd Atenhan, Investor Relations of Sonic Automotive, Inc., (888) 766-4218.